PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated January 23, 2001)                REGISTRATION NO. 333-92161
                                                                       333-95805



                     [PHARMACEUTICAL HOLDRS(SM) TRUST LOGO]

                        1,000,000,000 Depositary Receipts
                         Pharmaceutical HOLDRS(SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated January 23, 2001, which updated the original prospectus dated January 30, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by the Pharmaceutical HOLDRS(SM) Trust.

     The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                       Share         Primary
     Name of Company                    Ticker        Amounts    Trading Market
------------------------------------    ------        -------    --------------
  Abbott Laboratories                    ABT               14         NYSE
  Allergan, Inc.                         AGN                1         NYSE
  American Home Products Corporation     AHP               12         NYSE
  Andrx Corporation-Andrx Group          ADRX               2      Nasdaq NMS
  Biovail Corporation                    BVF                4         NYSE
  Bristol-Myers Squibb Company           BMY               18         NYSE
  Eli Lilly & Company                    LLY               10         NYSE
  Forest Laboratories, Inc.              FRX                2         NYSE
  ICN Pharmaceuticals, Inc.              ICN                1         NYSE
  IVAX Corporation                       IVX            1.875         AMEX
  Johnson & Johnson                      JNJ               26         NYSE
  King Pharmaceuticals, Inc.(1)           KG             4.25         NYSE
  Merck & Co., Inc.                      MRK               22         NYSE
  Mylan Laboratories, Inc.               MYL                1         NYSE
  Pfizer Inc.                            PFE               58         NYSE
  Schering-Plough Corporation            SGP               14         NYSE
  Watson Pharmaceuticals, Inc.           WPI                1         NYSE
  Zimmer Holdings, Inc.(2)               ZMH              1.8         NYSE
  ---------------------------

(1) King Pharmaceuticals, Inc. announced a 4-for-3 stock split on its common stock payable to shareholders of record as of July 3, 2001. King Pharmaceuticals began trading on a split-adjusted basis on July 20, 2001. As of July 24, 2001, the share amount of King Pharmaceuticals, represented by a round-lot of 100 Pharmaceuticals HOLDRS, is 4.25.

(2) On August 10, 2001, Bristol Myers Squibb Company completed its spin-off of Zimmer Holdings, Inc. As a result, Bristol Myers Squibb distributed 0.1 share of Zimmer Holdings common stock for each share of Bristol Myers Squibb. The share amount of Zimmer Holdings represented by a round lot of 100 Pharmaceutical HOLDRS is 0.3.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

                                                   (continued on following page)

                                     ANNEX A

                           ZIMMER HOLDINGS, INC. (ZMH)

     Zimmer Holdings, Inc. is engaged in the design, development, manufacturing and marketing of orthopedic reconstructive implants and fracture management products. Orthopedic reconstructive implants restore joint function lost due to disease or trauma in joints such as knees, hips, shoulders and elbows. Fracture management products are devices used primarily to reattach or stabilize damaged bone and tissue to support the body's natural healing process. Zimmer Holdings also manufactures and markets other products relating to orthopedic and general surgery. Zimmer Holdings was spun-off from Bristol-Myers Squibb Company in August 2001.



             Closing             Closing             Closing             Closing             Closing             Closing
   1996       Price     1997      Price     1998      Price     1999      Price     2000      Price     2001      Price
January         *     January       *     January       *     January       *     January       *     January       *
February        *     February      *     February      *     February      *     February      *     February      *
March           *     March         *     March         *     March         *     March         *     March         *
April           *     April         *     April         *     April         *     April         *     April         *
May             *     May           *     May           *     May           *     May           *     May           *
June            *     June          *     June          *     June          *     June          *     June          *
July            *     July          *     July          *     July          *     July          *     July          *
August          *     August        *     August        *     August        *     August        *     August      27.20
September       *     September     *     September     *     September     *     September     *     September   27.75
October         *     October       *     October       *     October       *     October       *
November        *     November      *     November      *     November      *     November      *
December        *     December      *     December      *     December      *     December      *



          The date of this prospectus supplement is September 30, 2001.